Exhibit 99.1

Hyliion Holdings Corp.
press@hyliion.com
(833) 495-4466

ir@hyliion.com

HYLIION HOLDINGS REPORTS FIRST-QUARTER 2024 FINANCIAL RESULTS

AUSTIN, Texas, April 30, 2024 – Hyliion Holdings Corp. (NYSE: HYLN) (“Hyliion”), a developer of sustainable electricity-producing technology, today reported its first-quarter 2024 financial results.

Key Business Highlights

•Announced that H2 Energy Group has executed a letter of intent to purchase up to 10 KARNO generator units that will operate on hydrogen rich syngas produced from sustainable processes
•Announced partnership with BayoTech to introduce Hyliion and BayoTech’s innovative solutions to each other’s customers
•Reiterated plans to deliver initial KARNO generator units to customers in late 2024
•Reported today that customer commitments are secured for 2024 production capacity and actively building a backlog of commitments for 2025 generator deliveries
•Hosted event with customers and other stakeholders to showcase KARNO technology and development progress
•Repurchased 8.7 million shares for $11.3 million as part of the company’s $20 million Stock Repurchase Program
•Ended the quarter with $264 million of cash and investments
•Reaffirmed guidance of $40 to $50 million cash expenditures in 2024 for KARNO development and capital investments

Executive Commentary

“I'm excited with the progress we've achieved in the past quarter as we remain on course for the initial deployment of KARNO generators to customers later this year," stated Thomas Healy, Hyliion’s Founder and CEO. "The growing interest from customers in our technology is promising, and we anticipate expanding our order backlog throughout this year for 2025. Additionally, we're swiftly increasing our production capacity by introducing additive printers to our Austin, Texas facility to meet rising demand."

KARNO Commercial Updates

Hyliion is initially developing a locally-deployable 200kW generating system which it intends to deliver to initial deployment customers in late 2024. Target markets in the commercial power space include EV Charging, Waste Gas, Prime Power and Mobility applications. Initial customer deployments will target each of these markets to demonstrate the versatility of the KARNO generator as well as key product attributes and differentiators versus competing technologies, including efficiency, emissions, fuel flexibility, and operating and maintenance costs.

Exhibit 99.1

Hyliion also recently announced that H2 Energy Group has executed a non-binding letter of intent for the purchase of up to 10 KARNO generators that will be fueled by hydrogen-rich syngas. H2 Energy specializes in the production of hydrogen using completely sustainable and renewable biomass. The letter of intent outlines the plan for five KARNO generator units to be installed in 2025 and includes an option for the purchase of five additional generators upon successful deployment of the initial units. Hyliion also announced a partnership with BayoTech, a full-service hydrogen supplier, allowing the companies to introduce their innovative solutions to each other’s customers, enhancing the product offerings of both companies.

Hyliion recently hosted a KARNO generator showcase event at its Cincinnati engineering and development facility, welcoming guests including customers, regulators, media representatives, government officials, supplier partners, and other stakeholders. Attendees had the opportunity to witness the KARNO generator in action and explore its underlying technology, including additive manufacturing and the fuel oxidation process with hydrogen. Additionally, the company provided updates on recent development progress, plans for initial generator deployments and the scaling up of production capacity.

KARNO Generator Development

Hyliion is developing a revolutionary new electrical generator powered by a linear heat motor that is expected to deliver step-change improvements in performance characteristics compared to conventional electricity generating systems, including efficiency, emissions, maintenance requirements, noise levels and fuel flexibility. The KARNO generator is enabled by the latest advances in additive manufacturing technology.

The development of the KARNO generator remains on track for initial customer deployments in late 2024. The company has been testing its Alpha version of the generator and earlier this year began printing components for its BETA version, which is the production-intent design. The company is taking delivery of additive manufacturing machines at its Austin, Texas facility, slated to become Hyliion’s primary KARNO generator printing, manufacturing and assembly center starting in 2025. Additive printers on hand and on order account for most of the capacity required for planned generator production in 2025.

Powertrain Wind-Down

In November 2023, Hyliion announced that it was winding down its powertrain business segment to maintain the company’s strong cash position as it furthers development of KARNO generator technology. The company has retained the powertrain technology, enabling it to explore future use or sale of the technology and tangible assets. Most wind-down activities were completed through the first quarter of 2024, while efforts to monetize powertrain assets and technology will continue throughout the year.

Financial Highlights and Guidance

First quarter operating expenses totaled $19.0 million, compared to $31.9 million in the prior-year quarter. First quarter expenses include $4.4 million of exit and termination charges directly related to the wind down of the powertrain business. Net loss in the quarter was $15.6 million, compared to $28.8 million in the first quarter of 2023.

The company repurchased 8.7 million shares of stock in the first quarter for $11.3 million as part of the $20 million share repurchase program announced in late 2023. Total cash expenditures

Exhibit 99.1
for the quarter were $35.3 million, including share repurchases, $14.1 million for KARNO development, SG&A expenses, and capital spending and $9.9 million for outlays related to powertrain wind-down activities, net of asset sales. Total cash and investments remaining at the end of the quarter were $264 million.

For 2024, total cash consumed by KARNO development and capital investments is expected to be between $40 and $50 million, down compared to $131 million in cash consumed by the company in 2023. This estimate excludes cash payments associated with the stock repurchase program, payments associated with the ongoing wind down of powertrain operations, and cash generated from the sale of powertrain assets. Hyliion expects to achieve commercialization of the KARNO generator with the capital on hand.

Projections for 2025 include growth of KARNO generator deliveries with proceeds from sales in the low double-digit millions of dollars. The company also projects gross margins to be approximately break-even or slightly negative and cash spending to grow modestly compared to 2024.

About Hyliion

Hyliion is committed to creating innovative solutions that enable clean, flexible and affordable electricity production. The Company’s primary focus is to provide distributed power generators that can operate on various fuel sources to future-proof against an ever-changing energy economy. Headquartered in Austin, Texas, and with research and development in Cincinnati, Ohio, Hyliion is initially targeting the commercial and waste management industries with a locally deployable generator that can offer prime power as well as energy arbitrage opportunities. Beyond stationary power, Hyliion will address mobile applications such as vehicles and marine. The KARNO generator is a fuel-agnostic solution, enabled by additive manufacturing, that leverages a linear heat generator architecture. The Company aims to offer innovative, yet practical solutions that contribute positively to the environment in the energy economy. For further information, please visit www.hyliion.com.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Hyliion and its future financial and operational performance, as well as its strategy, future operations, estimated financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Hyliion expressly disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements herein, to reflect events or circumstances after the date of this press release. Hyliion cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Hyliion. These risks include, but are not limited to, our status as an early stage company with a history of losses, and our

Exhibit 99.1
expectation of incurring significant expenses and continuing losses for the foreseeable future; our ability to develop to develop key commercial relationships with suppliers and customers; our ability to retain the services of Thomas Healy, our Chief Executive Officer; the expected performance of the KARNO generator and system; the execution of the strategic shift from our powertrain business to our KARNO business, and the other risks and uncertainties described under the heading “Risk Factors” in our SEC filings including in our Annual Report (See item 1A. Risk Factors) on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2024 for the year ended December 31, 2023. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Hyliion’s operations and projections can be found in its filings with the SEC. Hyliion’s SEC Filings are available publicly on the SEC’s website at www.sec.gov, and readers are urged to carefully review and consider the various disclosures made in such filings.

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2024	2023
Revenues
Product sales and other	$—	$310
Total revenues	—	310
Cost of revenues
Product sales and other	—	691
Total cost of revenues	—	691
Gross loss	—	(381)
Operating expenses
Research and development	7,968	20,918
Selling, general and administrative	6,592	10,981
Exit and termination costs	4,431	—
Total operating expenses	18,991	31,899
Loss from operations	(18,991)	(32,280)
Interest income	3,396	3,462
Gain on disposal of assets	3	2
Other expense, net	—	(15)
Net loss	$(15,592)	$(28,831)

Net loss per share, basic and diluted	$(0.09)	$(0.16)

Weighted-average shares outstanding, basic and diluted	178,482,894	180,118,044

Exhibit 99.1
HYLIION HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,715	$12,881
Accounts receivable	122	40
Prepaid expenses and other current assets	6,559	18,483
Short-term investments	126,703	150,297
Assets held for sale	5,973	—
Total current assets	154,072	181,701

Property and equipment, net	12,701	9,987
Operating lease right-of-use assets	6,992	7,070
Other assets	1,360	1,439
Long-term investments	122,529	128,186
Total assets	$297,654	$328,383

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,119	$4,224
Current portion of operating lease liabilities	1,436	847
Accrued expenses and other current liabilities	6,948	10,051
Total current liabilities	10,503	15,122

Operating lease liabilities, net of current portion	6,207	6,792
Other liabilities	534	203
Total liabilities	17,244	22,117

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 250,000,000 shares authorized; 184,016,695 and 183,071,317 shares issued at March 31, 2024 and December 31, 2023, respectively; 175,304,238 and 183,034,255 shares outstanding as of March 31, 2024 and December 31, 2023, respectively	18	18
Additional paid-in capital	405,118	404,045
Treasury stock, at cost; 8,712,457 and 37,062 shares as of March 31, 2024 and December 31, 2023, respectively	(11,370)	(33)
Accumulated deficit	(113,356)	(97,764)
Total stockholders’ equity	280,410	306,266
Total liabilities and stockholders’ equity	$297,654	$328,383

Exhibit 99.1
HYLIION HOLDINGS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(15,592)	$(28,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	572	524
Amortization and accretion of investments, net	(973)	(194)
Noncash lease expense	78	302
Inventory write-down	—	231
Gain on disposal of assets	(572)	(2)
Share-based compensation	1,320	2,040
Carrying value adjustment to assets held for sale	5,564	—
Changes in operating assets and liabilities:
Accounts receivable	(82)	299
Inventory	—	(1,026)
Prepaid expenses and other assets	(7,382)	(5,313)
Accounts payable	(2,573)	215
Accrued expenses and other liabilities	(3,066)	(1,144)
Operating lease liabilities	4	(340)
Net cash used in operating activities	(22,702)	(33,239)

Cash flows from investing activities
Purchase of property and equipment and other	(2,818)	(2,988)
Proceeds from sale of property and equipment	572	2
Purchase of investments	(23,707)	(31,394)
Proceeds from sale and maturity of investments	53,861	33,533
Net cash provided by (used in) investing activities	27,908	(847)

Cash flows from financing activities
Proceeds from exercise of common stock options	48	19
Taxes paid related to net share settlement of equity awards	(295)	(195)
Repurchase of treasury stock	(11,043)	—
Net cash used in financing activities	(11,290)	(176)

Net decrease in cash and cash equivalents and restricted cash	(6,084)	(34,262)
Cash and cash equivalents and restricted cash, beginning of period	21,464	120,133
Cash and cash equivalents and restricted cash, end of period	$15,380	$85,871